American Mutual Fund
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

April 30, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$203,056
Class B	$1,537
Class C	$7,609
Class F1	$13,124
Class F2	$16,356
Total	$241,682
Class 529-A	$5,990
Class 529-B	$140
Class 529-C	$1,095
Class 529-E	$289
Class 529-F1	$451
Class R-1	$483
Class R-2	$1,753
Class R-3	$5,927
Class R-4	$6,566
Class R-5	$4,734
Class R-6	$33,358
Total	$60,786

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3680
Class B	$0.2496
Class C	$0.2520
Class F1	$0.3589
Class F2	$0.3939
Class 529-A	$0.3536
Class 529-B	$0.2310
Class 529-C	$0.2417
Class 529-E	$0.3182
Class 529-F1	$0.3860
Class R-1	$0.2469
Class R-2	$0.2545
Class R-3	$0.3184
Class R-4	$0.3636
Class R-5	$0.4055
Class R-6	$0.4137

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	559,422
Class B	5,458
Class C	30,643
Class F1	38,002
Class F2	36,373
Total	669,898
Class 529-A	17,325
Class 529-B	550
Class 529-C	4,613
Class 529-E	916
Class 529-F1	1,230
Class R-1	1,965
Class R-2	7,089
Class R-3	18,977
Class R-4	20,669
Class R-5	12,007
Class R-6	103,933
Total	189,274

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$32.02
Class B	$31.78
Class C	$31.66
Class F1	$31.91
Class F2	$32.02
Class 529-A	$31.96
Class 529-B	$31.86
Class 529-C	$31.81
Class 529-E	$31.86
Class 529-F1	$32.00
Class R-1	$31.75
Class R-2	$31.73
Class R-3	$31.82
Class R-4	$31.94
Class R-5	$32.02
Class R-6	$32.03